EXHIBIT 16.1

February 2, 2011

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read the statements made in Rotate Black's  Form 8-K, dated February 2, 2011, which we understand will be filed on February 2, 2011. We agree with such statements in paragraphs 1 to 4 of Item 4.01 of such Form 8-K in regard concerning  Most & Co. LLP. We have no basis on which to agree or disagree with any other statements made in the Form 8-K.

Respectfully submitted,

Most & Company, LLP
/s/ Most & Company, LLP
Most & Company, LLP
Independent Registered Accounting Firm